Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Laurin Wolf
Under Armour, Inc.
Tel: 410.468.2512 x5262
FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS SECOND QUARTER NET REVENUES GROWTH OF 34%; RAISES FULL YEAR 2014 NET REVENUES AND OPERATING INCOME OUTLOOK

•	Second Quarter Net Revenues Increased 34% to $610 Million

•	Company Raises 2014 Net Revenues Outlook to a Range of $2.98 Billion to $3.0 Billion (+28% to +29%) from $2.88 Billion to $2.91 Billion (+24% to +25%)

•	Company Raises 2014 Operating Income Outlook to a Range of $343 Million to $345 Million (+29% to +30%) from $331 Million to $334 Million (+25% to +26%)

Baltimore, MD (July 24, 2014) - Under Armour, Inc. (NYSE: UA) today announced financial results for the second quarter ended June 30, 2014. Net revenues increased 34% in the second quarter of 2014 to $610 million compared with net revenues of $455 million in the prior year's period. Net income in the second quarter of 2014 of $18 million was unchanged compared with the prior year's period, largely reflecting the planned timing of marketing and innovation expenses. Diluted earnings per share for the second quarter of 2014 were $0.08, unchanged from the prior year's period.

Second quarter apparel net revenues increased 35% to $420 million compared with $310 million in the same period of the prior year, driven by expanded offerings in categories such as golf, outdoor, running, training, and women's studio. Second quarter footwear net revenues increased 34% to $110 million from $82 million in the prior year's period, led by new introductions in running. Second quarter accessories net revenues increased 18% to $60 million from $51 million in the prior year's period, primarily driven by headwear. Direct-to-Consumer net revenues, which represented 31% of total net revenues for the second quarter, grew 38% year-over-year. International net revenues, which represented 8% of total net revenues for the second quarter, grew 80% year-over-year.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, "The broad-based momentum that we have been experiencing recently showed no signs of stopping during the second quarter. While we continued to add more dimension to our largest growth driver in Apparel, we were particularly encouraged by the brand response we are seeing in both our Footwear and International businesses. From our latest pinnacle football cleat, the Highlight ClutchFit, to the successful SpeedForm running initiative, our footwear is clearly resonating with consumers and we are well positioned to expand these platforms in the seasons ahead. In International, we are executing in all regions and are proud of key second quarter milestones such as our initial product launch in Brasil and partnering with key distributors to open the first Brand House stores in Panama, the Philippines and Singapore."

Gross margin for the second quarter of 2014 was 49.2% compared with 48.3% in the prior year's quarter, primarily driven by favorable year-over-year sales mix and product margins. Selling, general and administrative expenses as a percentage of net revenues were 43.5% in the second quarter of 2014 compared with 41.2% in the prior year's period, primarily driven by the timing of marketing expenses and investments in product innovation. Second quarter operating income increased 7% to $35 million compared with $32 million in the prior year's period.

Balance Sheet Highlights
Cash and cash equivalents increased 34% to $300 million at June 30, 2014 compared with $224 million at June 30, 2013. Long-term debt including current maturities increased to $197 million at June 30, 2014 compared with $55 million at June 30, 2013. In May 2014 the Company closed on a $150 million term loan and paid off $100 million drawn on the Company's revolving credit facility. Inventory at June 30, 2014 increased 35% to $662 million compared with $491 million at June 30, 2013.

Updated 2014 Outlook
The Company had previously anticipated 2014 net revenues in the range of $2.88 billion to $2.91 billion, representing growth of 24% to 25% over 2013, and 2014 operating income in the range of $331 million to $334 million, representing growth of 25% to 26% over 2013. Based on current visibility, the Company expects 2014 net revenues in the range of $2.98 billion to $3.0 billion, representing growth of 28% to 29% over 2013, and 2014 operating income in the range of $343 million to $345 million, representing growth of 29% to 30% over 2013. The Company currently anticipates an effective tax rate of approximately 40.5% for the full year, compared to 37.8% for 2013, and fully diluted weighted average shares outstanding of approximately 218 million for 2014.

Mr. Plank concluded, "The enhanced visibility and execution of both our Footwear and International growth engines during the first half of 2014 gives us greater conviction in achieving our full year financial targets. At the same time, we are better positioned to broaden our consumer reach this quarter as we launch new relationships with the U.S. Naval Academy, the University of Notre Dame, as well as the Cruz Azul Fútbol Club in Mexico. In addition, this month we are launching our second Brand Holiday of 2014, our first global campaign dedicated to women and one that will reinforce our commitment to build out this important growth driver. We are also extremely excited with our progress in Connected Fitness, where we just surpassed 27 million users and are adding nearly one million new users each month, as well as forging relationships that will empower this community in the years ahead."

Conference Call and Webcast
The Company will provide additional commentary regarding its second quarter results as well as its updated 2014 outlook during its earnings conference call today, July 24, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company's financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.
Under Armour (NYSE: UA), the originator of performance footwear, apparel and accessories, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand's innovative products are sold worldwide to athletes at all levels. Under Armour's wholly owned subsidiary, MapMyFitness, powers one of the world's largest Connected Fitness communities. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.uabiz.com.

Forward Looking Statements
Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex global business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; our ability to comply with trade and other regulations; the availability, integration and effective operation of management information systems and other technology; our ability to effectively integrate new businesses and investments into our company; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.
For the Quarter and Six Months Ended June 30, 2014 and 2013
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended June 30,				Six Months Ended June 30,
	2014	% of Net Revenues	2013	% of Net Revenues	2014	% of Net Revenues	2013	% of Net Revenues
Net revenues	$609,654	100.0%	$454,541	100.0%	$1,251,261	100.0%	$926,149	100.0%
Cost of goods sold	309,702	50.8%	234,910	51.7%	650,619	52.0%	489,967	52.9%
Gross profit	299,952	49.2%	219,631	48.3%	600,642	48.0%	436,182	47.1%
Selling, general and administrative expenses	265,258	43.5%	187,321	41.2%	539,092	43.1%	390,380	42.2%
Income from operations	34,694	5.7%	32,310	7.1%	61,550	4.9%	45,802	4.9%
Interest expense, net	(1,227)	(0.2)%	(711)	(0.1)%	(2,073)	(0.2)%	(1,436)	(0.1)%
Other income (expense), net	247	—%	(797)	(0.2)%	(627)	—%	(557)	(0.1)%
Income before income taxes	33,714	5.5%	30,802	6.8%	58,850	4.7%	43,809	4.7%
Provision for income taxes	16,024	2.6%	13,236	2.9%	27,622	2.2%	18,429	2.0%
Net income	$17,690	2.9%	$17,566	3.9%	$31,228	2.5%	$25,380	2.7%
Net income available per common share
Basic	$0.08		$0.08		$0.15		$0.12
Diluted	$0.08		$0.08		$0.14		$0.12
Weighted average common shares outstanding
Basic	213,188		210,530		212,788		210,162
Diluted	217,294		214,834		217,134		214,512
NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
Apparel	$420,028	$310,221	35.4%	$879,277	$655,747	34.1%
Footwear	109,536	81,651	34.2%	223,580	162,434	37.6%
Accessories	59,932	51,024	17.5%	111,485	87,106	28.0%
Total net sales	589,496	442,896	33.1%	1,214,342	905,287	34.1%
Licensing and other revenues	20,158	11,645	73.1%	36,919	20,862	77.0%
Total net revenues	$609,654	$454,541	34.1%	$1,251,261	$926,149	35.1%
NET REVENUES BY SEGMENT

	Quarter Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
North America	$558,041	$428,859	30.1%	$1,140,593	$869,727	31.1%
Other foreign countries and businesses	51,613	25,682	101.0%	110,668	56,422	96.1%
Total net revenues	$609,654	$454,541	34.1%	$1,251,261	$926,149	35.1%

Under Armour, Inc.
As of June 30, 2014, December 31, 2013 and June 30, 2013
(Unaudited; in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 6/30/14	As of 12/31/13	As of 6/30/13
Assets
Cash and cash equivalents	$300,434	$347,489	$223,842
Accounts receivable, net	269,133	209,952	212,836
Inventories	662,388	469,006	490,943
Prepaid expenses and other current assets	97,190	63,987	52,291
Deferred income taxes	39,174	38,377	32,043
Total current assets	1,368,319	1,128,811	1,011,955
Property and equipment, net	255,018	223,952	190,924
Goodwill	123,395	122,244	—
Intangible assets, net	30,776	24,097	3,798
Deferred income taxes	37,706	31,094	26,642
Other long term assets	48,731	47,543	42,069
Total assets	$1,863,945	$1,577,741	$1,275,388
Liabilities and Stockholders’ Equity
Revolving credit facility	$—	$100,000	$—
Accounts payable	334,001	165,456	217,925
Accrued expenses	110,649	133,729	77,935
Current maturities of long term debt	19,650	4,972	5,112
Other current liabilities	15,945	22,473	2,923
Total current liabilities	480,245	426,630	303,895
Long term debt, net of current maturities	176,987	47,951	50,387
Other long term liabilities	65,954	49,806	44,099
Total liabilities	723,186	524,387	398,381
Total stockholders’ equity	1,140,759	1,053,354	877,007
Total liabilities and stockholders’ equity	$1,863,945	$1,577,741	$1,275,388

Under Armour, Inc.
For the Six Months Ended June 30, 2014 and 2013
(Unaudited; in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities
Net income	$31,228	$25,380
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	34,347	23,618
Unrealized foreign currency exchange rate (gains) losses	(100)	1,617
Loss on disposal of property and equipment	73	466
Stock-based compensation	23,860	18,878
Deferred income taxes	(7,388)	(13,228)
Changes in reserves and allowances	1	932
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(53,090)	(37,594)
Inventories	(195,406)	(175,549)
Prepaid expenses and other assets	(16,514)	(4,066)
Accounts payable	175,674	77,644
Accrued expenses and other liabilities	(14,286)	2,812
Income taxes payable and receivable	(24,065)	(11,386)
Net cash used in operating activities	(45,666)	(90,476)
Cash flows from investing activities
Purchases of property and equipment	(68,901)	(39,696)
Purchase of business	(10,924)	—
Purchases of other assets	(260)	(475)
Change in loans receivable	—	(1,700)
Net cash used in investing activities	(80,085)	(41,871)
Cash flows from financing activities
Payments on revolving credit facility	(100,000)	—
Proceeds from term loan	150,000	—
Payments on long term debt	(6,286)	(2,895)
Excess tax benefits from stock-based compensation arrangements	26,301	9,455
Proceeds from exercise of stock options and other stock issuances	10,196	9,738
Payments of debt financing costs	(1,714)	—
Net cash provided by financing activities	78,497	16,298
Effect of exchange rate changes on cash and cash equivalents	199	(1,950)
Net decrease in cash and cash equivalents	(47,055)	(117,999)
Cash and cash equivalents
Beginning of period	347,489	341,841
End of period	$300,434	$223,842

Non-cash investing and financing activities
Decrease in accrual for property and equipment	$(9,100)	$(7,200)